Hostess Brands Reports Third Quarter 2023 Results
Company Recently Announced a Definitive Agreement to be Acquired by The J. M. Smucker Company
LENEXA, KS, November 7, 2023 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company,” “Hostess Brands,” “we,” “us,” and “our”) today reported its financial results for the three and nine months ended September 30, 2023.
“I am extremely proud of the entire Hostess Brands team for building a premier snacking company focused on attractive snacking occasions, a portfolio of iconic brands, and outstanding execution to deliver long-term, sustainable profitable growth,” commented Andy Callahan, President and Chief Executive Officer, Hostess Brands.

Recent Merger Announcement

On September 10, 2023, Hostess Brands entered into a definitive merger agreement (the “Merger Agreement”) with The J. M. Smucker Co. (“Smucker”) to acquire Hostess Brands for $34.25 per share in a cash and stock transaction representing a total enterprise value of approximately $5.6 billion, including assumption of debt. As such, the Company will not provide its outlook for 2023 or longer-term targets and will not hold a conference call to discuss the Company’s financial results for the third quarter and year-to-date ended September 30, 2023.

Third Quarter 2023 Financial Highlights as Compared to the Prior-Year Period1
▪Net revenue of $352.8 million increased 1.9% from the same period last year, reflecting favorable price/mix of 1.2% and higher volume.
▪Gross profit increased 3.8% to $119.8 million, or 34.0% of net revenue. On an adjusted basis, gross profit increased 3.5% to $120.2 million, or 34.1% of net revenue. Gross margin increased by 63 basis points, 53 basis points on an adjusted basis, from year-ago levels due to favorable net price realization and productivity.
▪Net income was $22.8 million, or $0.17 per diluted share, as compared to $66.3 million, or $0.48 per diluted share, in the same period last year due in part to a $33.0 million gain on receipt of Voortman Cookies Ltd. (“Voortman”) insurance proceeds in the prior year and current year merger transaction costs. Adjusted net income and adjusted EPS increased to $32.4 million and $0.24 compared to $32.2 million and $0.23 in the prior period.
▪Adjusted EBITDA of $72.7 million was flat compared to the prior year. Adjusted EBITDA margins decreased by 39 basis points to 20.6%.
▪Cash and cash equivalents were $127.8 million as of September 30, 2023, resulting in a net leverage ratio of 2.8x.
▪Capital expenditures were $86.6 million, including the build-out of the new bakery in Arkadelphia, Arkansas.
▪Repurchased shares for an aggregate purchase price of $19.4 million year-to-date through September 30, 2023.

Investor Call and Guidance Update
Due to the pending transactions with Smucker, Hostess Brands will not host an investor call to discuss quarterly and year-to-date results and will not provide further updates to forward-looking guidance for 2023.
Third Quarter 2023 Compared to Third Quarter 2022
Net revenue was $352.8 million, an increase of 1.9%, or $6.6 million, from the prior-year period. Favorable price/mix provided 1.2% of the net revenue growth, while volume contributed to 0.7% of the growth. Sweet baked goods net revenue increased $8.1 million, or 2.6%, while cookies net revenue decreased $1.5 million, or 3.9%.
Gross profit increased 3.8% and was 34.0% of net revenue, an increase of 63 basis points from a gross margin of 33.3% for the same period last year. The increase in gross profit was due to productivity benefits and favorable net price realization, which more than offset inflation. Adjusted gross profit increased 3.5% and adjusted gross margin increased 53 basis points.
Operating income was $43.5 million, a decrease of 20.0% from the prior-year period, primarily due to $11.3 million of transaction costs related to the pending merger with Smucker, as well as higher advertising investments, partially offset by lower general and administrative costs. Adjusted operating income of $54.7 million decreased 0.9% from the same period last year.
1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share (“EPS”). Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2022. The Company’s leverage ratio is net debt (total long-term debt less cash and short-term investments) divided by the trailing twelve months adjusted EBITDA.

Adjusted EBITDA of $72.7 million, or 20.6% of net revenue, was flat as compared to the same period last year.
Our effective tax rate for the three months ended September 30, 2023 was 30.6% compared to 12.8% for the three months ended September 30, 2022. The current year effective tax rate was impacted by non-deductible merger transaction costs, while the prior year was impacted by the non-taxable gain related to receipt of insurance proceeds in connection with the Voortman acquisition. The current period effective tax rate, excluding discrete items, was 26.8% compared to 26.7% in the prior-year period.
Net income was $22.8 million, a decrease of 65.6% from $66.3 million in the prior-year period due to the $33.0 million gain from receipt of the Voortman insurance proceeds recognized during three months ended September 30, 2022. Adjusted net income of $32.4 million increased $0.2 million, as compared to the same period last year. Diluted EPS was $0.17 compared to $0.48 in the prior-year period. Adjusted EPS of $0.24 increased from $0.23 in the prior period largely due to lower shares outstanding.
Operating cash flows for the nine months ended September 30, 2023 were $143.2 million, as compared to $164.2 million for the same period last year. Operating cash flows were lower primarily due to the Voortman insurance proceeds received in the prior year, higher transaction costs and payment of accrued interest, partially offset by higher EBITDA and lower working capital.

About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a premier snacking company with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and zero sugar cookie brands. With annual sales of $1.4 billion and approximately 3,000 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit hostessbrands.com.

Investor Contact:	Media Contact:
Amit Sharma	Jenna Greene
asharma@hostessbrands.com	jenna.green@clynch.com
Forward-Looking Statements
This press release contains statements regarding the pending transactions with Smucker and statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements regarding the pending transactions with Smucker, statements addressing the Company’s future operating and financial performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; leveraging the Company’s brand value to compete against lower-priced alternative brands; the ability to pass cost increases on to our customers; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; protecting intellectual property rights; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company’s products; the ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to integrate and manage capital investments; the ability to manage changes in our manufacturing processes resulting from the expansion of our business and operations, including with respect to cost-savings initiatives and the introduction of new technologies and products; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices due to inflationary pressures and the ability to adjust pricing to cover increased costs; loss of one or more of our co-manufacturing arrangements; significant changes in the availability and pricing of transportation; negative impacts of climate change; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; the ability to produce and successfully market products with extended shelf life; dependence on third parties for significant services; unanticipated business disruptions; adverse impact or disruption to our business caused by pandemics or outbreaks of highly infectious or contagious diseases; disruptions in global economy due to the Russia and Ukraine conflict; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; adverse impact to our business from not completing the pending transactions with Smucker within the timeframe we anticipate or at all and other risks as set forth from time to time in the Company’s Securities and Exchange Commission (the “SEC”) filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2022, filed on February 21, 2023 and as revised and updated in our subsequent filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$127,762	$98,584
Short-term investments	—	17,914
Accounts receivable, net	188,161	168,783
Inventories	62,051	65,406
Prepaids and other current assets	10,948	16,375
Total current assets	388,922	367,062
Property and equipment, net	484,408	425,313
Intangible assets, net	1,903,246	1,920,880
Goodwill	706,615	706,615
Other assets, net	71,412	72,329
Total assets	$3,554,603	$3,492,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$12,866	$3,917
Tax receivable agreement payments payable within one year	7,400	12,600
Accounts payable	89,541	85,667
Customer trade allowances	65,907	62,194
Accrued expenses and other current liabilities	36,594	59,933
Total current liabilities	212,308	224,311
Long-term debt and lease obligations	978,537	999,089
Tax receivable agreement obligations	116,653	123,092
Deferred tax liability	368,423	347,030
Other long-term liabilities	1,332	1,593
Total liabilities	1,677,253	1,695,115

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 143,198,402 issued and 132,872,993 shares outstanding as of September 30, 2023 and 142,650,344 shares issued and 133,117,224 shares outstanding as of December 31, 2022	14	14
Additional paid in capital	1,318,967	1,311,629
Accumulated other comprehensive income	33,846	35,078
Retained earnings	733,182	639,595
Treasury stock	(208,659)	(189,232)
Stockholders’ equity	1,877,350	1,797,084
Total liabilities and stockholders’ equity	$3,554,603	$3,492,199

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net revenue	$352,798	$346,226	$1,050,561	$1,018,749
Cost of goods sold	233,018	230,805	684,070	675,004
Gross profit	119,780	115,421	366,491	343,745
Operating costs and expenses:
Advertising and marketing	22,145	15,816	56,220	43,353
Selling	10,575	9,696	31,249	29,610
General and administrative	26,921	30,502	83,315	90,301
Amortization of customer relationships	5,878	5,878	17,634	17,634
Tax receivable agreement remeasurement	(504)	(860)	(504)	(860)
Merger transaction costs	11,288	—	11,288	—
Total operating costs and expenses	76,303	61,032	199,202	180,038
Operating income	43,477	54,389	167,289	163,707
Other (income) expense
Interest expense, net	10,434	10,276	30,902	29,683
Loss on modification and extinguishment of debt	—	—	7,472	—
Other (income) expense	162	(31,921)	411	(31,992)
Total other (income) expense	10,596	(21,645)	38,785	(2,309)
Income before income taxes	32,881	76,034	128,504	166,016
Income tax expense	10,069	9,765	34,917	34,713
Net income	$22,812	$66,269	$93,587	$131,303

Earnings per Class A share:
Basic	$0.17	$0.49	$0.70	$0.95
Diluted	$0.17	$0.48	$0.70	$0.95
Weighted-average shares outstanding:
Basic	133,092,888	136,436,428	133,232,204	137,636,441
Diluted	134,359,376	137,604,256	134,375,246	138,702,172

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Operating activities
Net income	$93,587	$131,303
Depreciation and amortization	45,073	44,500
Debt discount amortization	1,000	921
Tax receivable agreement remeasurement	(504)	(860)
Unrealized foreign exchange gains	19	790
Loss on debt extinguishment	721	—
Non-cash lease expense	187	375
Share-based compensation	10,006	7,600
Realized and unrealized gains on short-term investments	(99)	—
Deferred taxes	21,827	12,104
Change in operating assets and liabilities:
Accounts receivable	(19,390)	(51,904)
Inventories	3,355	(12,631)
Prepaids and other current assets	6,479	(468)
Accounts payable and accrued expenses	(22,779)	16,332
Customer trade allowances	3,733	16,143
Net cash provided by operating activities	143,215	164,205

Investing activities
Purchases of property and equipment	(80,140)	(55,240)
Acquisition of short-term investments	—	(62,891)
Proceeds from maturity of short-term investments	18,000	21,000
Acquisition and development of software assets	(6,439)	(8,578)
Other investments	(750)	—
Net cash used in investing activities	(69,329)	(105,709)

Financing activities
Repayments of long-term debt and lease obligations	(2,463)	(8,375)
Debt fees paid	(10,778)	—
Proceeds from origination of long-term debt	336,663	—
Payments related to settlement of long-term debt	(334,883)	—
Repurchase of common stock	(19,427)	(94,050)
Tax payments related to issuance of shares to employees	(5,953)	(5,582)
Cash received from exercise of options	3,286	2,541
Payments on tax receivable agreement	(11,135)	(9,313)
Net cash used in financing activities	(44,690)	(114,779)
Effect of exchange rate changes on cash and cash equivalents	(18)	(2,048)
Net increase (decrease) in cash and cash equivalents	29,178	(58,331)
Cash and cash equivalents at beginning of period	98,584	249,159
Cash and cash equivalents at end of period	$127,762	$190,828

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest, net of amounts capitalized	$38,195	$29,342
Net taxes paid	$12,668	$19,023
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$12,119	$23,103

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS (collectively referred to as “Non-GAAP Financial Measures”) are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly-titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes that the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company’s ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended September 30, 2023
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$119,780	34.0%	$43,477	$22,812	6.5%	$0.17
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	173	—	—
Tax receivable agreement remeasurement	—	—	(504)	(504)	(0.1)	—
Accelerated depreciation related to network optimization	398	0.1	398	398	0.1	—
Merger transaction costs	—	—	11,288	11,288	3.2	0.08
Other (1)	—	—	—	(11)	—	—
Remeasurement of tax liabilities	—	—	—	(1,294)	(0.4)	(0.01)
Discrete income tax expense	—	—	—	(21)	—	—
Tax impact of adjustments	—	—	—	(453)	(0.1)	—
Adjusted Non-GAAP results	$120,178	34.1%	$54,659	32,388	9.2	$0.24

Income tax				11,837	3.4
Interest expense				10,434	3.0
Depreciation and amortization				14,622	4.0
Share-based compensation				3,468	1.0
Adjusted EBITDA				$72,749	20.6%
(1) Costs related to certain corporate initiatives and are included in other (income) expense on the condensed consolidated statement of operations.

	Three Months Ended September 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$115,421	33.3%	$54,389	$66,269	19.1%	$0.48
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	1,009	0.3	0.01
Tax receivable agreement remeasurement	—	—	(860)	(860)	(0.2)	(0.01)
Gain on Voortman insurance proceeds (1)	—	—	—	(32,970)	(9.5)	(0.24)
Accelerated depreciation related to network optimization	681	0.2	681	681	0.2	0.01
Other	—	—	(17)	23	—	—
Remeasurement of tax liabilities	—	—	—	(2,161)	(0.6)	(0.02)
Discrete income tax expense	—	—	—	644	0.2	—
Tax impact of adjustments	—	—	—	(462)	(0.1)	—
Adjusted Non-GAAP results	$116,102	33.5%	$54,193	32,173	9.3	$0.23

Income tax				11,744	3.4
Interest expense				10,276	3.0
Depreciation and amortization				15,869	4.5
Share-based compensation				2,613	0.8
Adjusted EBITDA				$72,675	21.0%
(1) Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other (income) expense on the condensed consolidated statement of operations.

	Nine Months Ended September 30, 2023
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$366,491	34.9%	$167,289	$93,587	8.9%	$0.70
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	19	—	—
Tax receivable agreement remeasurement	—	—	(504)	(504)	—	—
Accelerated depreciation related to network optimization	1,194	0.1	1,194	1,194	0.1	—
Loss on modification and extinguishment of debt	—	—	—	7,472	0.7	0.06
Merger transaction costs	—	—	11,288	11,288	1.1	0.08
Other (1)	—	—	—	392	—	—
Remeasurement of tax liabilities	—	—	—	(1,294)	(0.1)	(0.01)
Discrete income tax expense	—	—	—	(1,170)	(0.1)	(0.01)
Tax impact of adjustments	—	—	—	(2,694)	(0.3)	(0.02)
Adjusted Non-GAAP results	$367,685	35.0%	$179,267	108,290	10.3	$0.80

Income tax				40,075	3.8
Interest expense				30,902	2.9
Depreciation and amortization				43,879	4.2
Share-based compensation				10,006	1.0
Adjusted EBITDA				$233,152	22.2%
(1) Costs related to certain corporate initiatives and are included in other (income) expense on the condensed consolidated statement of operations.

	Nine Months Ended September 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$343,745	33.7%	$163,707	$131,303	12.9%	$0.95
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	789	0.1	0.01
Project consulting costs (1)	—	—	3,887	3,887	0.4	0.03
Tax receivable agreement remeasurement	—	—	(860)	(860)	(0.1)	(0.01)
Gain on Voortman insurance proceeds (2)	—	—	—	(32,970)	(3.2)	(0.24)
Accelerated depreciation related to network optimization	776	0.1	776	776	0.1	0.01
Other (3)	161	—	161	350	—	—
Remeasurement of tax liabilities	—	—		(2,161)	(0.2)	(0.02)
Discrete income tax expense	—	—	—	1,156	0.1	0.01
Tax impact of adjustments	—	—	—	(1,566)	(0.2)	(0.01)
Adjusted Non-GAAP results	$344,682	33.8%	$167,671	100,704	9.9	$0.73

Income tax				37,284	3.7
Interest expense				29,683	2.9
Depreciation and amortization				43,726	4.3
Share-based compensation				7,600	0.7
Adjusted EBITDA				$218,997	21.5%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other (income) expense on the condensed consolidated statement of operations.
(3) Costs related to certain corporate initiatives, of which $0.2 million is included in costs of goods sold and $0.2 million is included in other (income) expense on the condensed consolidated statement of operations.